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                                                                       Exhibit 5

                                AlliedSignal Inc.
                                 Law Department
                                  P.O. Box 2245
                            Morristown, NJ 07962-2245

                                                   April 6, 1998

AlliedSignal Inc.
101 Columbia Road
Morristown, NJ 07962

Ladies and Gentlemen:

        As Senior Counsel, Corporate and Finance, of AlliedSignal Inc., a Delaware corporation (the "Company"), I have examined the Certificate of Incorporation and Bylaws of the Company as well as such other documents and proceedings as I have considered necessary for the purposes of this opinion. I have also examined and am familiar with the Company's Registration Statement on Form S-3 (the "Registration Statement") as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 1,049,764 shares of the Company's Common Stock, par value $1.00 per share (the "Common Shares"), which may be offered or sold by the selling stockholders referred to in the Registration Statement.

        Based upon the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Common Shares are legally issued, fully paid and non-assessable.

         I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption "Legal Matters". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                   Very truly yours,

                                                   /s/ J. Edward Smith
                                                   J. Edward Smith
                                                   Senior Counsel
                                                   Corporate and Finance




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